SECURITIES AND EXCHANGE COMMISSION
        Washington, D.C. 20549



    FORM 8-K


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


    Date of Report July 26, 1994


    Commission File Number 1-9383



                   WESTAMERICA BANCORPORATION
    (Exact name of registrant as specified in its charter)



           CALIFORNIA                            94-2156203
      (State of incorporation)                   I.R.S. Employer
                                               Identification Number


    1108 FIFTH AVENUE, SAN RAFAEL, CALIFORNIA  94901
    (Address of principal executive offices and zip code)



                (415) 257-8000
    (Registrant's area code and telephone number)





    Item 5: Other Events

    On July 25, 1994, Westamerica Bancorporation (the "Company") and PV Financial, parent company of Pacific Valley National Bank, issued a news release announcing the signing of a Definitive Agreement (the "Agreement") under which all of the outstanding shares of PV Financial Common Stock will be exchanged for shares of the Company's Common Stock pursuant to a tax-free exchange. The Agreement, which has been approved by the










    Board of Directors of both companies, is subject to approval by PV Financial shareholders, clearance by regulatory authorities and other terms and conditions customary for transactions of this type.

    The Agreement provides that holders of each share of PV Financial Common Stock will be entitled to receive, on a tax-free basis, .545 of a share of the Company's Common Stock. Pursuant to the Agreement, the exchange ratio is subject to adjustment if the Company's average share price on the NASDAQ prior to the effective date of the merger exceeds $32.06 and is subject to renegotiation if the Company's average share price prior to the merger is below $28.43. Although no formal timetable for the merger has been set, it is estimated the closing will occur in early 1995.

    Following the execution of the Agreement, PV Financial, as a condition to, and in consideration for entering into, the Agreement, granted the Company an option to purchase up to 433,142 shares of Common Stock (the "Option Shares") at an exercise price of $12.25 per share (the "Stock Option").

    The Option Shares, if issued, pursuant to the Stock Option Agreement, would represent approximately 19.9% of the issued and outstanding shares (excluding treasury shares) of PV Financial's Common Stock without giving effect to the issuance of any shares pursuant to an exercise of the Stock Option and in no event will the number of Option Shares exceed 19.9% of PV Financial's issued and outstanding Common Stock.

    The number of shares of PV Financial's Common Stock subject to the Stock Option will be increased to the extent that PV Financial issues additional shares of Common Stock (otherwise than pursuant to an exercise of the Stock Option) such that the number of Option Shares will continue to equal 19.9% of the then issued and outstanding shares of PV Financial's Common Stock without giving effect to the issuance of shares pursuant to an exercise of the Stock Option. In the event PV Financial issues or agrees to issue any shares of Common Stock (other than as permitted under the Agreement) at a price less than $12.25 per share (or lower than an adjusted price per share), the exercise price will be equal to such lesser price. The number of shares of PV Financial's Common Stock subject to the Stock Option, and the applicable exercise price per Option Share, also will be appropriately adjusted in the event of any stock dividend, split-up, merger, recapitalization, combination. subdivision, conversion, exchange of shares, or similar event relating to PV Financial.

    The Company may exercise the Stock Option, in whole or in part, subject to regulatory approval, at any time within 30 days
    (subject to extension as provided in the Stock Option Agreement) after both an "Initial Triggering Event" and a "Subsequent
    Triggering Event" occur prior to termination of the Stock Option.

    "Initial Triggering Event" is defined as the occurrence of any of the following events:

    (i) PV Financial or its subsidiary, without the Company's prior written consent, enters into an agreement with any person or group (other than the Company or any subsidiary thereof) to engage in, or the Board of Directors of PV Financial recommends that the PV Financial Common Shareholders approve or accept (other than as contemplated by the Agreement), (x) a merger or consolidation, or similar transaction, involving PV Financial or its subsidiary, (y) the purchase, lease, or other acquisition representing 15% or more of the consolidated assets of PV Financial and its subsidiary, or (z) the purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of PV Financial or its subsidiary (each of the transactions described in the preceding clauses (x), (y) and
    (z) being referred to as an "Acquisition Transaction");

    (ii) PV Financial or its subsidiary, without having received the Company's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with any person other than the Company or a subsidiary thereof, or the Board of Directors of PV Financial shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, its recommendation that the shareholders of PV Financial approve the transactions contemplated by the Agreement;

    (iii) any person or group (other than the Company, any subsidiary thereof or any PV Financial subsidiary acting in a fiduciary capacity) shall acquire beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of PV Financial Common Stock;

    (iv) any person or group (other than the Company or any subsidiary thereof) shall make a bona fide proposal to PV
    Financial or its shareholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction;

    (v) a third party shall make a proposal to PV Financial or its shareholders to engage in an Acquisition Transaction, followed by PV Financial breaching any covenant or obligation contained in the Agreement, such breach entitling the Company to terminate the Agreement, and such breach not being cured prior to the date that the Company sends notice of its exercise of the Stock Option to PV Financial; or

    (vi) any person or group (other than the Company or any subsidiary thereof), other than in connection with a transaction to which the Company has given its prior written consent, shall file an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing for approval to engage in an Acquisition Transaction.











    "Subsequent Triggering Event" is defined as either (A) the acquisition by any person or group of beneficial ownership of 20% or more of the then outstanding Common Stock of PV
    Financial, or (B) the occurrence of the Initial Triggering Event described in clause (i) above, except that the percentage referenced in subclause (z) thereof shall be 20%.

    PV Financial, headquartered in Modesto, California, operates in Stanislaus County, southern San Joaquin County and northern
    Merced County through offices in Modesto (3) and Turlock (1).

    Westamerica Bancorporation operates as a multi-bank holding company with 52 branches in 11 northern California Counties.

    The information in this report shall not constitute an offer to exchange or the solicitation of an offer to exchange, nor shall there be any exchange of the Company's Common Stock in any state in which such offer, solicitation, or exchange would be unlawful prior to the registration or qualification under the securities laws of any such state. The Company's Common Stock to be exchanged will be offered only by means of a prospectus filed with the SEC. A registration statement relating to the Company's Common Stock to be exchanged will be filed with the SEC. The Company's Common Stock may not be exchanged, nor may offers to exchange be accepted, prior to the time the registration statement becomes effective.

    Item 7: Financial Statements and Exhibits

    (c) Exhibits. The following is furnished in accordance with the provisions of Item 601 of Regulation 8-K.

    Exhibit 21: News Release to Securities Holders



    EXHIBIT 21


                                                          PRESS RELEASE
    FOR IMMEDIATE RELEASE                                 July 25, 1994

    For additional information
    Contacts:  Westamerica Bancorporation
               E. Joseph Bowler
               (415) 257-8040

               PV Financial
               Robert J. Cardoza
               (209) 575-2900
    .OJ OFF

      Westamerica Bancorporation and PV Financial Sign Definitive Agreement

    San Rafael, CA - Westamerica Bancorporation (NASDAQ: WABC) and PV










    Financial, parent company of Pacific Valley National Bank, (NASDAQ: PVFI) today announced the signing of a Definitive Agreement under which Westamerica will acquire all of the outstanding shares of PV Financial pursuant to a tax-free exchange whereby PV Financial stockholders will receive Westamerica Common stock. PV Financial, headquartered in Modesto, with approximately $170 million in assets and $150 million in deposits, operates in Stanislaus County, southern San Joaquin County and northern Merced County through offices in Modesto (3), and Turlock (1). A fifth office in Ceres is scheduled to open later this year.
    The Agreement which has been approved by the Boards of Directors of both companies is subject to conditions usual and customary for transactions of this type, including approval by PV Financial shareholders, clearance by regulatory authorities, and certain other terms and The Agreement provides that holders of each share of PV
    Financial Common Stock will be entitled to receive, on a tax-free basis, .545 of a share of Westamerica Common Stock, subject to adjustment if Westamerica's average share price on the NASDAQ prior to the effective date of the Merger exceeds $32.06 and subject to renegotiation if Westamerica's average share price on NASDAQ prior to the merger is below $28.43.

    Options to acquire PV Financial Common Stock outstanding at the close of the transaction would be converted into options to acquire Westamerica Common Stock. Excluding currently outstanding PV Financial options, the acquisition, at today's closing price for WABC, would be valued at approximately $16.49 per share. The merger would result in the issuance of about 1.2 million new shares of Westamerica Common Stock. At June 30, 1994 shares outstanding were 8.1 million for Westamerica and 2.18 million for PV Financial. Although the parties have not adopted any formal timetable, it is estimated the merger will be consummated in the first quarter of 1995.

         PV Financial's Chairman, President and CEO, Robert Cardoza stated:
    "We are excited about joining the most successful community bank in Northern California. This merger allows us to enhance service to our customers through a wide variety of new Westamerica products and services. Westamerica brings to the affiliation an outstanding record of earnings and dividend growth, strong asset quality, and the capital resources needed to exploit the full potential of our growing markets."

         David L. Payne, Chairman, President and CEO of Westamerica said: "We are extremely pleased with this opportunity to expand Westamerica's community banking franchise into the rapidly growing San Joaquin Valley. PV Financial is a logical merger partner for Westamerica due to its strong market positioning in Stanislaus County. Pacific Valley National Bank branches and customers complement our existing markets and community banking strategy."

         Westamerica Bancorporation operates as a multi-bank holding company with 52 branches in 11 Northern California Counties. Westamerica's assets at June 30, 1994, were $2.0 billion. Westamerica reported record net income of $6.0 million or $0.75 per share for the quarter ending June 30, 1994 and record income of $12.0 million or $1.49 per share for the first half of 1994.

    (NOTE: A registration statement relating to the Westamerica Common Stock to be exchanged will be filed with the Securities and Exchange Commission










    ("SEC"). The Westamerica Common Stock may not be exchanged, nor may offers to exchange be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to exchange or the solicitation of an offer to exchange nor shall there be any exchange of the Westamerica Common Stock in any state in which such offer, solicitation, or exchange would be unlawful prior to registration or qualification under the securities laws of any such state. The Westamerica Common Stock to be exchanged will be offered only by means of a prospectus filed with the SEC.)